December 22, 2010


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President - General Counsel
Angela Hilt, Vice President - Corporate Secretary & Associate General Counsel Cheryl Brice, Assistant Secretary
Scott Siamas, Corporate Counsel

Sincerely,

/s/ Susan Gentile

Name:  Susan Gentile
Title:    Vice President - Controller